UPGRADE INTERNATIONAL CORPORATION
                          1411 Fourth Avenue, Suite 629
                            Seattle, Washington 98101


                                December 11, 2000



Mr.  Marco  Garibaldi
President
Rockster,  Inc.
8670  Wilshire  Boulevard
Third  Floor
Beverly Hills, California 90211

                         Re:  Rockster, Inc. ("Rockster")
                              ---------------------------

Dear Mr. Garibaldi:

     This letter sets forth the general terms and conditions of a binding agreement ("Letter Agreement") by and between Upgrade International Corporation, a Washington corporation ("UPGRADE") and Rockster, Inc., a California corporation ("Rockster"), with respect to the purchase from Rockster by UPGRADE of fifty-seven percent (57%) of the outstanding common stock of Rockster (the "Acquisition"). Specifically, we have agreed as follows:

     1.     Ownership.  Marco Garibaldi is presently the majority shareholder of
            ---------
Rockster (the "Shareholder") and the authorized capital stock of Rockster is presently 10,000,000 shares, no par value (the "Shares"). Other than as set forth on Schedule A hereto, there are no outstanding options, warrants or rights to purchase the Shares. Other than as disclosed on Schedule A hereto, the Shareholder is not aware of any agreements or commitments with respect to the disposition of any of the Shares or any proxy, voting trust or other agreement relating to the voting of the Shares.

     2.     Acquisition  Consideration.  In  the  Acquisition, UPGRADE agrees to
            --------------------------
purchase directly from Rockster that number of shares that will result in an ownership interest of fifty-seven percent (57%) of the outstanding common stock of Rockster for an aggregate purchase price of Five Million Dollars ($5,000,000), in a series of stock purchases to be completed as set forth in Schedule B hereto, which Schedule is incorporated herein by this reference. The shares intended to be acquired as herein provided shall be issued by Rockster, in proportion to the actual monies received in each instance, upon receipt of such monies as set forth in Schedule B in such number as shall be equal to the quotient of the actual monies delivered to Rockster divided by $5,000,000.

     3.     Closing. The closing ("Closing") of the transactions contemplated by
            -------
this Letter Agreement will occur on January 31, 2001 (the "Closing Date") or such other date as is mutually agreed to by UPGRADE, Rockster and the Shareholder.

                                               UPGRADE INTERNATIONAL CORPORATION
Mr.  Marco  Garibaldi
December 7, 2000
Page 2


     4.     Operating Budget.  Attached hereto is a preliminary operating budget
            ----------------
of Rockster as of_______, 2000. Rockster shall submit a final operating budget (the "Budget") to UPGRADE as soon as it is available, and UPGRADE's approval of the Budget will be a condition to closing the transactions outlined in this Letter Agreement.

     5.     Covenants.  Between  the  date  of  this  Letter  Agreement  and the
            ---------
Closing Date (or the earlier termination of this Letter Agreement), Rockster will continue to conduct its respective operations only in the ordinary and usual course, consistent with past practices and will notify UPGRADE of any material adverse developments. Specifically and without limitation, Rockster will not, without the prior written consent of UPGRADE, declare or pay any dividend or distribution on its capital stock; issue or commit to using any additional shares of capital stock or other securities, incur additional debt in excess of $25,000, materially increase any compensation of any officer, director or related party thereto; sell, pledge or dispose of any assets except in the ordinary course of business; or make any significant decisions affecting operations, such as, but not limited to, decisions relating to settlement of signaficant claims, capital expenditures and wage increases. Rockster will use its best efforts to preserve and keep intact the business organization, keep available the services of key employees and preserve the good will of the customers, suppliers, creditors or others having business relationships with Rockster.

     6.     Access  to  Information.  UPGRADE and its authorized representatives
            -----------------------
will, upon reasonable request and during normal business hours, have full access to the properties, assets, management, books and records of Rockster. Rockster will authorize its accountants to cooperate with UPGRADE and its representatives as they may reasonably request, including review of work papers. If the examination of the books and records identifies any matter that has or may have a material adverse effect on the financial condition of Rockster, UPGRADE may terminate this Letter Agreement without further obligation.

     7.     Securities  -  Trading. Rockster hereby agrees that between the date
            ----------------------
of this Letter Agreement and the Closing Date (or the earlier termination of this Letter Agreement), Rockster will refrain, and will use its best efforts to cause Rockster's and Rockster's officers, directors, shareholders and affiliates to refrain, from any securities trading activities with respect to the securities of UPGRADE.

     8.     Corporate  Approval.  Rockster  represents  and  warrants  that this
            -------------------
Letter  approval  will  receive concurrent approval form its Board of Directors.

     9.     Definitive  Agreement.      The  parties  acknowledge  that  the
            ----------------------
transactions contemplated by this Letter Agreement will be reflected in a more detailed stock purchase agreement and related documents (the "Definitive Agreement"). The parties agree to negotiate in good faith to establish mutually

                                               UPGRADE INTERNATIONAL CORPORATION
Mr.  Marco  Garibaldi
December 7, 2000
Page 3


acceptable terms and provisions of the Definitive Agreement which are not inconsistent with the terms of this Letter Agreement.

     10.     Representations  and  Warranties.  The  Definitive  Agreement  will
             --------------------------------
contain representations, warranties, covenants and indemnifications of the type generally found in transactions of this type, including representations and warranties of each of Rockster and the Shareholder with respect to, among other matters, corporate authority and capitalization, accuracy of financial statements, contracts and the absence of defaults thereunder, title to and condition of assets, absence of undisclosed liabilities, compliance with laws, payment of taxes, employee benefits, litigation and claims, and required approvals. The Definitive Agreement will also have a covenant to the effect that UPGRADE will be given a seat on the Rockster Board of Directors once the Definitive Agreement is consummated.

     11.     Conditions  to  Closing.  The Definitive Agreement will include the
             -----------------------
following conditions precedent to the obligations of the parties: (i) obtaining any necessary consents and approvals of governmental agencies and regulatory boards; (ii) the absence of pending litigation regarding the transactions contemplated hereby; (iii) the absence of any major changes in business, properties, financial condition or prospects of Rockster from the date of this Letter Agreement. In addition, UPGRADE shall be satisfied with the results of its due diligence investigation of Rockster and shall have approved the Budget.

     12.     Confidentiality.  It  is  understood  and  agreed  any  non-public
             ---------------
information received by any party hereto as a result of discussions and investigations, by this Letter Agreement or otherwise received prior to the Closing Date, will be kept confidential by the recipient and will be used only for the purposes of evaluating the transaction contemplated herein. The parties may make disclosure information available to attorneys, accountants and advisors, provided such parties agree to be bound by the terms of this paragraph. In the event this Letter Agreement is terminated, any non-public information received by any party shall be returned to the party providing such information.

     13.     Exclusive  Dealing.  From  the  date  of  acceptance of this Letter
             ------------------
Agreement until the execution of the Definitive Agreement (or the earlier termination of this Letter Agreement), the Shareholder and Rockster will not, nor will any of them permit any officers, directors, employees, or other advisors or representatives to (i) solicit, initiate, or encourage submission of any proposal to purchase capital stock (including the Shares), or any of Rockster's assets; (ii) enter into any agreement with respect to any such proposal; or (iii) participate in any discussions or negotiations regarding or furnishing any information to any person with respect to taking any other actions to facilitate inquiries for the making of any proposal that may be reasonably expected to lead to any such proposal.

     14.     Consents.  Promptly  following  execution of this Letter Agreement,
             --------
the  parties  will  cooperate  with  one  another  to  proceed as promptly as is

                                               UPGRADE INTERNATIONAL CORPORATION
Mr.  Marco  Garibaldi
December 7, 2000
Page 4


reasonably practical to seek and obtain all necessary consents and approvals and to endeavor to comply with all other legal and other requirements and preconditions to the execution of the Definitive Agreement and the consummation of the transactions contemplated hereby.

     15.     Public  Disclosure.  Prior to the Closing Date, none of the parties
             ------------------
will make any public release of information regarding any matters contemplated herein, except for mutually agreed upon press releases issued by UPGRADE after each of (i) the execution of this Letter Agreement, (ii) the execution of the Definitive Agreement; (iii) the Closing Date, and (iv) as otherwise required by law.

     16.     Fees  and  Expenses.  The parties agree that each will bear and pay
             -------------------
all costs and expenses incurred by them in this transaction and all investigations and proceedings in connection therewith including, without limitation, fees and expenses with respect to legal counsel, accountants and investment advisors.

     17.     Termination:  Survival.  This  Letter  Agreement  shall  expire
             ----------------------
automatically upon the earlier to occur of (i) the execution and delivery by the parties of the Definitive Agreement; or (ii) January 15, 2001. It is understood and agreed that the provisions of Sections 12, 16 and 18 hereof will survive any termination or expiration of this Letter Agreement.

     18.     Governing  Law.  This Letter Agreement and the Definitive Agreement
             --------------
will be governed by and construed in accordance with the laws of the State of California.

     19.     Post-Closing Matters: Public Offering. Following the closing of the
             -------------------------------------
Definitive Agreement, it is acknowledged and agreed that the day-to-day operations of Rockster shall continue to be conducted by the current officers and employees of Rockster, and Rockster shall be responsible for the continuing development of its technology and for the execution of its business plan; subject, however, to such periodic reports to UPGRADE as are agreed upon by Rockster and UPGRADE. UPGRADE, Rockster and the Shareholder contemplate preparing and entering into a Shareholder's Agreement setting forth the officers and directors of Rockster, requiring supermajority voting on material matters affecting the business of Rockster (e.g., issuance of additional capital stock, purchase and sale of all or substantially all of the assets of Rockster, persons serving as the executive officers and directors of Rockster, etc.). UPGRADE, Rockster and the Shareholder further contemplate that, assuming Rockster is successful in executing its business plan as outlined in the Budget, UPGRADE will participate with Rockster in making a public offering of Rockster's common stock within twelve (12) months of the closing of the Definitive Agreement, it being currently contemplated that such offering would involve the issuance of approximately one million (1,000,000) Rockster common shares at an offering price of Twenty-Five Dollars ($25.00) per share. It is understood and agreed, however, that any public offering of Rockster shall be subject to prevailing market conditions, the ability to retain an underwriter to conduct a firm

                                               UPGRADE INTERNATIONAL CORPORATION
Mr.  Marco  Garibaldi
December 7, 2000
Page 5


commitment underwriting on terms and conditions acceptable to Rockster and UPGRADE, and UPGRADE's agreement with respect to the level of dilution in its Rockster stock ownership interest resulting from the public offering.

     If the foregoing accurately sets forth all of the mutual terms of our legally binding agreement, please so indicate by duly executing each of the copies of this Letter Agreement and returning two (2) fully executed copies. Upon execution by all the parties, this Letter Agreement will represent the binding statement of the agreement by and between UPGRADE and Rockster.

                                               Very truly yours,

                                               UPGRADE INTERNATIONAL CORPORATION


                                               By:
                                                   -----------------------------
                                                   Daniel Bland, President

ACCEPTED AND AGREES  TO THIS
_____DAY OF DECEMBER, 2000


ROCKSTER, INC.



By:
    ------------------------------
    Marco Garibaldi, President


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